Exhibit 10.5

Date: May 7, 2012

To: Executive Name

Re: Discretionary Cash Award Agreement

As part of our ongoing review of company plans and agreements, we have reviewed the Discretionary Cash Award Agreements for the following awards (collectively, your “Award”) granted by Collective Brands, Inc., a Delaware corporation and its affiliates and subsidiaries (the “Company”):

•	2011 Discretionary Cash Award of $XXXX

•	2010 Discretionary Cash Award of $XXXX

Paragraph 1(a) of your Award previously provided that you would forfeit the Award if you are not employed (for any reason) on the three year anniversary of the effective date of your Award, which is defined as the “Payment Date” in your Award. The terms of the original Award are identified in your Fidelity Account under the CBI Cash Award heading as “CASHSLT”.

We are pleased to share with you some recent modifications to the terms of your Award which relate to your eligibility to receive a prorated or full payment of your Award as a result of certain events as well as to provide some additional clarifications:

•

Involuntary Termination Prior to a Change of Control: If, prior to the Payment Date and prior to a Change of Control (as defined below), you are (i) terminated by the Company without cause or for good reason (as defined in your employment, change of control, or other similar agreement) or (ii) terminated due to your death or “permanent disability” (as defined below) you will receive a prorated portion of your award within 30 days of such termination. The proration will be calculated as the number of days you are actively employed during the award period, divided by the total number of days in the award period.

•

Involuntary Termination Following a Change of Control: If, following a Change of Control, but prior to the Payment Date, you are (i) terminated by the Company without cause or for good reason (as defined in your employment, change of control, or other similar agreement) or (ii) terminated due to your death or “permanent disability”, you will receive the full (i.e., non-prorated) award within 30 days of such termination.

For the purposes of your Award, a “Change of Control” is as defined in the 2006 Stock Incentive Plan, as amended and restated, and as may be further amended and restated from time to time. “Permanent Disability” is defined as a permanent and total disability which enables you to be eligible for and receive a disability benefit under the Federal Social Security Act.

In addition to the above modifications, please note that notwithstanding anything to the contrary in your Award, your Award was not granted under any Company plan, including, without limitation, the 2006 Stock Incentive Plan or the Company’s Incentive Compensation Plan.

Further, for the avoidance of doubt, pursuant to Section 2 of your Award, amounts paid or payable pursuant to your Award will not be treated as compensation for purposes of computing or determining any additional benefit or payment under any plan of or agreement with the Company or any of its affiliates or subsidiaries.

The subject matter and contents of this letter are confidential and should be maintained in strict confidence at all times. Except as required by law, you will not disclose the terms of this letter, other than to your spouse or financial advisor, provided that such individual(s) similarly agree to maintain this letter confidential.

This Agreement and/or the rights hereunder shall be freely assignable by the Company. This Agreement shall inure to the benefit of the Company, its successors and assigns, including any corporation in which the Company may be merged or which may succeed to its assets or business. In the event of your death or permanent disability, this Agreement shall inure to the benefit of and be enforceable by your heirs, executors, administrators and legal representatives.

Please indicate your acceptance of the terms and conditions of this letter by signing where indicated below and return this letter to Sally Burk, Collective Brands Human Resources, by May 25, 2012. Also, please retain a copy of this letter for future reference to ensure you have complete details regarding the terms of your Award.

Sincerely,

Betty Click

Senior Vice President, Human Resources

AGREED AND ACKNOWLEDGED:

Signature	Date